Exhibit (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of The Navellier Performance Funds and to the use of our report dated February 27, 2009 on the financial statements and financial highlights of Navellier Fundamental ‘A’ Portfolio, a series of shares of The Navellier Performance Funds. Such financial statements and financial highlights appear in the 2008 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/TAIT, WELLER & BAKER LLP
Philadelphia, Pennsylvania
April 29, 2009